UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                Amendment No. 1

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                         Filed pursuant to Section 16(a)
                     of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
              or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

   Dennis J. Lehr
   C/O Leapfrog Smart Products, Inc.
   1011 Maitland Center Commons
   Maitland, FL  32751
   USA


2. Issuer Name and Ticker or Trading Symbol

   Leapfrog Smart Products, Inc.

   OTC:BB "FROG"


3. IRS or Social Security Number of Reporting Person (Voluntary)

   N/A


4. Statement for Month/Year

   August, 2000


5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner (  ) Officer (give title below) ( ) Other

   (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

__________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |      |7.Nature of Indirect
                           | Transaction |  or Disposed of (D)              |  Securities       |6.Dir |  Beneficial Ownership
                           |      |      |                                  |  Beneficially     |ect   |
                           |      |    | |                  |   |           |  Owned at End     |(D)or |
                           |      |    | |                  | A/|           |  of Issuer's      |Indir |
                           | Date |Code|V|    Amount        | D |    Price  |  Fiscal Year      |ect(I)|
__________________________________________________________________________________________________________________________________
COMMON STOCK (voting)      |N/A   |K   | |  12,000          |A  |$2.50/share|  N/A              |D     |
                           |N/A   |K   | |   2,500          |   |$1.00/share|  N/A              |D     |
                           |07-00 |P   | |  11,112          |   |$2.25/share|  N/A              |D     |
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__________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount |8.Price|9.Number     |10.|11.Nature of
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying    |of Deri|ofDeriva     |Dir|Indirect
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities       |vative |tive         |ect|Beneficial
                      |cise    |     |      | red(A) or Dis |Date(Month/|                   |Secu   |Securities   |(D)|Ownership
                      |Price of|     |      | posed of(D)   |Day/Year)  |                   |rity   |Benefi       |or |
                      |Deriva- |     |      |               |Date |Expir|                   |       |ficially     |Ind|
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number|       |Owned at     |ire|
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares       |       |End of       |ct |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                   |       |Year         |(I)|
___________________________________________________________________________________________________________________________________
                                                                                                                      <C
Options to purchase   |$1.75   |N/A  |P   | | 12,000    |A  |02-18|02-28| 12,000     |      |$1.75  |N/A          |D  |
Common Stock          |        |     |    | |           |   |     |     | Common     |      |       |             |   |
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                      |        |     |    | |           |   |     |     |            |      |       |             |   |
___________________________________________________________________________________________________________________________________


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SIGNATURE OF REPORTING PERSON

/s/ Dennis J. Lehr

DENNIS J. LEHR

DATE

August 31, 2000